EXHIBIT 10.39

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made this 10th day of January, 2009, by and between the following parties:
•      Renewable Spirits, LLC, a Florida limited liability company (“Buyer”)
•      Southeast Biofuels LLC, a Florida limited liability company (the “Company”)
•      Coastal Xethanol LLC, a Delaware limited liability company (“Seller”)

BACKGROUND

Seller owns a 78% membership interest in the Company (“Seller’s SEB Membership Interest”) and Buyer owns the remaining 22% membership interest in the Company.  Seller also owns a 10% membership interest in Buyer (“Seller’s RS Membership Interest”).

Seller wishes to sell and transfer to Buyer, and Buyer wishes to acquire from Seller, (i) all of Seller’s rights and interests with respect to Seller’s SEB Membership Interest so that Buyer becomes the sole owner of all membership interests in the Company; and (ii) all of Seller’s rights and interest with respect to Seller’s RS Membership Interest, in each case upon the terms and subject to the conditions of this Agreement.  (Seller’s SEB Membership Interest and Seller’s RS Membership Interest are referred to collectively as the “Membership Interests”).  Certain other capitalized terms used in this Agreement as defined in this Agreement or in Exhibit A and shall have the meanings ascribed to therein.

It is the intention of the parties that, notwithstanding the fact that the closing of the sale and transfer of the Membership Interests will not occur until the Closing date, and except as otherwise provided in this Agreement, all financial obligations of the Company outstanding on December 31, 2008 will be satisfied by Seller on behalf of the Company.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements, representations and warranties contained in this Agreement and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF INTERESTS

1.1           Purchase of the Membership Interests.  For the consideration provided in this Agreement and subject to the terms and conditions of this Agreement, at the Closing, Seller hereby sells, assigns, transfers, and conveys to Buyer, free and clear of all Liens, and Buyer hereby purchases and accepts from Seller, and acknowledges receipt of, all of Seller’s right title and interests in and to the Membership Interests.

1.2           Released Obligations.  In consideration of the sale and transfers of the Membership Interests, and the payments to be made by Seller pursuant to Section 1.3, effective immediately upon the Closing Buyer and the Company hereby release Seller and its Affiliates (other than the Company) from any and all obligations and liabilities owed by Seller or any of its Affiliates toBuyer or the Company, including each of the following:

 (a)           all obligations and liabilities under the First Amendment and Restated Operating Agreement of Southeast Biofuels LLC, dated as of December 12, 2006, as amended (the “SEB Operating Agreement”),

 (b)           all obligations and liabilities under the First Amended and Restated Operating Agreement for Renewable Spirits LLC, dated as of December 12, 2006, as amended (the “RS Operating Agreement”), and

 (c)           subject to the provisions of Section 1.3, all obligations and liabilities, whether as a primary obligor or as a guarantor or surety with respect to obligations of the Company, that arise under or in connection with the Asset Contribution Agreement, dated as of December 12, 2006, as amended (the “Asset Contribution Agreement”), between the Buyer and the Company (which upon the date of the Asset Contribution Agreement was a wholly-owned subsidiary of the Seller), including any and all obligations to make payments to Buyer under Section 4(c) of the Asset Contribution Agreement,

(all such obligations and liabilities being referred to collectively as the “Released Obligations”).

1.3           Payment of Obligations.

 (a)           The parties acknowledge that (i) under Section 4(c) of the Asset Contribution Agreement the Company was obligated to pay Buyer the total amount of $600,000 payable in 120 monthly payments of $5,000 each, (ii) as of the date of this Agreement $475,000 of such amounts remains unpaid (the “Installment Payment Balance”) (iii) it is the intention of the parties that except for the Installment Payment Balance, all financial obligations of the Company outstanding on December 31, 2008 will be satisfied by Seller on behalf of the Company, as set forth below, and (iv) during the period from January 1, 2009 through the Closing the Company will not create, assume or incur any additional obligations other than its obligations under the CRADA Agreement with the USDA, minor general and administrative expenses, the warehousing obligations related to the equipment originally transferred by Buyer to the Company pursuant to the Asset Contribution Agreement, and minor ongoing patent application administrative expenses..

 (b)           Seller will be responsible for the payment or other satisfaction of all financial obligations and liabilities, whether known or unknown, of the Company that are outstanding or accrued as of the close of business on December 31, 2008 other than the Installment Payment Balance.

 (c)           No later than January 31, 2009 Seller will prepare and deliver to Buyer a final year end balance sheet of the Company (the “Balance Sheet”), which will properly reflect any accrued or unpaid expenses for the period ended December 31, 2008 and set forth the amount of all outstanding financial obligations and accrued expenses of the Company as of December 31, 2008, excluding the Installment Payment Balance (the “December 31, 2008 Accrued Obligation”).  The Balance Sheet and the December 31, 2008 Accrued Obligation shall be binding and conclusive upon Buyer and Seller unless Buyer, within 10 days after the date on which it received the Balance Sheet, shall have notified Seller in writing of any objections thereto (“Buyer’s Objection Notice”).  Buyer’s Objection Notice shall specify in reasonable detail the items in the Balance Sheet or the calculation of the December 31, 2008 Accrued Obligation Adjustment Statement that are being disputed and a description in reasonable detail of the reasons for such dispute.

 (d)           Buyer and Seller will promptly negotiate with each other in an attempt to resolve any objections raised in the Buyer’s Objection Notice.  If Buyer and Seller are unable to resolve any such objections within 10 business days then they will promptly refer the dispute to a mutually acceptable independent accounting firm (the “Disputes Auditor”) for resolution in accordance with this Section 1.3.  The Disputes Auditor shall review only the items that are in dispute and shall make its determination based upon the terms, conditions and principles set forth in this Agreement and within the range of outcomes proposed by Buyer and Seller.  Buyer and Seller agree that they will require the Disputes Auditor to render its decision within 30 days after referral of the dispute to the Disputes Auditor for decision pursuant hereto.  In the absence of calculation and other similar manifest errors, the decision of the Disputes Auditor shall be final and binding on all parties.  Judgment may be entered upon the determination of the Disputes Auditor in any court having jurisdiction over the party against which such determination is to be enforced.  Buyer and Seller shall be responsible for their own costs in respect of the preparation and review of the Balance Sheet.  All fees and expenses of the Disputes Auditor shall be borne by the party that that is not successful (or is least successful) in its position.

 (e)           The Balance Sheet and the calculation of the December 31, 2008 Accrued Obligation shall become final and binding on all parties upon the earliest to occur of (i) if no Buyer’s Objection Notice has been given, the expiration of the period within which Buyer may notify Seller of any objections thereto pursuant to Section 1.3(c); (ii) the agreement by Buyer and Seller that the Balance Sheet and the calculation of the December 31, 2008 Accrued Obligation, together with any modifications thereto agreed by them, shall be final and binding; and (iii) if a matter has been submitted to the Disputes Auditor in accordance with this Section 1.3, the date on which the Disputes Auditor shall issue its decision with respect thereto.

 (f)           Within five business days following the date on which the December 31, 2008 Accrued Obligation has become final and binding in accordance with Section 1.3(e) Seller will pay to Buyer the amount of the December 31, 2008 Accrued Obligation, as adjusted, where applicable, pursuant to any agreement between Buyer and Seller or pursuant to the decision of the Disputes Auditor.

 (g)           In addition to the payment of the December 31, 2008 Accrued Obligation pursuant to this Section 1.3, if at any time during the period ending on the date that is six months after the date of this Agreement, Buyer becomes aware of an additional liability or obligation of the Company that was outstanding or arose during the period ending on December 31, 2008, it will promptly give written notice of such obligation or liability to Seller (an “Additional Liability Notice”).  An Additional Liability Notice shall specify in reasonable detail the amount and basis for the additional liability or obligation.  No later than 20 days after its receipt of the Additional Liability Notice, Seller shall either pay the amount of the additional liability or obligation or provide to Buyer notice in writing of any objections thereto (a “Seller’s Objection Notice”).  A Seller’s Objection Notice shall specify in reasonable detail the reasons for such disputing the appropriateness of the liability or obligation.  Buyer and Seller will resolve any dispute concerning any Additional Liability Notice and any Seller’s Objection Notice in accordance with the procedures set forth in Section 1.3 that are applicable to a Buyer’s Objection Notice.

1.4           Resignations.
  Effective immediately upon the Closing Seller resigns as the Manager of the Company.

1.5           Closing; Deliveries.

 (a)           The closing of the transactions contemplated by this Article I (the “Closing”) shall occur on the date of this Agreement at the offices of the Company or, if all parties otherwise agree, by electronic transmittal of the documents and payments required to be delivered or paid on such date.

 (b)           All deliveries, payments and other transactions and documents relating to the Closing (i) shall be interdependent and none shall be deemed effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated simultaneously.

ARTICLE 2
REPRESENTATIONS AND
WARRANTIES OF SELLERS

Seller hereby represents and warrants to Buyer that:

2.1           Ownership of Purchased Units.  Seller is the owner of all right, title and interest in and to the Membership Interests, free and clear of all Liens, other than any obligations arising under the SEB Operating Agreement or the RS Operating Agreement, as the case may be.  The delivery to Buyer of the Membership Interests as contemplated in this Agreement will transfer to Buyer valid title thereto.

2.2           The Company's Assets.  The assets of the Company as of December 31, 2008 consist of the physical assets contributed to the Company by Buyer pursuant to the Asset Contribution Agreement, other than supplies or inventory that have been consumed in the ordinary course of business, and other assets that have been acquired by or on behalf of the Company, including any rights to obtain or be eligible for any grant from the State of Florida and any rights pursuant to the Cooperative Research and Development Agreement (agreement no. 58-3K95-4-1053) (the “CRADA”) with the Agricultural research Service of the U.S. Department of Agriculture.

2.3           Bank Accounts.  The Company has no bank accounts or other financial accounts.

2.4           Employees.   The Company has no employees.

2.5           Authority and Binding Effect.  Seller has the power and authority necessary (i) to enter into and perform its obligations under this Agreement (ii) to sell, assign, transfer and convey the Membership Interests to Buyer pursuant to this Agreement, and (iii) to consummate the transactions contemplated hereby.  This Agreement constitutes the legal valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.

2.6           Validity of Contemplated Transactions; Governmental Authorizations.  The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) violate any provision of the charter documents or governing instruments of Seller or, (ii) violate any Law or Order to which Seller is subject or (iii) require the consent of, or any authorization from, any other Person.

2.7           Express Disclaimer of All Other Representations & Warranties.  NO REPRESENTATION OR WARRANTY IS MADE BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 2, SELLER DISCLAIMS EACH AND EVERY OTHER WARRANTY, REPRESENTATION AND GUARANTY, WHETHER EXPRESS OR IMPLIED.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Buyer hereby represents and warrants to Seller that:

3.1           Authority and Binding Effect.  Buyer has the power and authority necessary (i) to enter into and perform its obligations under this Agreement (ii) to purchase and accept the Membership Interests pursuant to this Agreement, and (iii) to consummate the transactions contemplated hereby and thereby.  This Agreement constitute the legal valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.

3.2           Validity of Contemplated Transactions, Governmental Authorizations. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, do not and will not violate any Law or Order relating to Buyer or require the consent of, or any authorization from, any other Person.

3.3           Investment Representation.

 (a)           Buyer acknowledges that the Membership Interests have not been registered under the Securities Laws and, therefore, cannot be resold unless they are registered under such Securities Laws or exempt from registration thereunder.

 (b)           Buyer is purchasing the Membership Interests for its own account, for investment and not with a view to the resale, distribution or subdivision thereof.  Buyer (i) has such knowledge and experience in financial and business matters as to enable Buyer to be capable of evaluating the merits and risks of an investment in the Membership Interests (ii) understands that there is no market for the Membership Interests and that none is likely to develop, and (iii) is aware that it may have to bear the economic risk of such investment for an indefinite period of time.

 (c)           Buyer acknowledges that the Membership Interests were not offered to Buyer by means of a general solicitation or publicly disseminated advertisement or sales literature.

3.4           Other.  Buyer represents, warrants, acknowledges and agrees that (a) except as expressly set forth in the Seller’s representations and warranties in Article 2, neither Seller, nor the Company, nor any officer, director, employee, agent or other representative of Seller or the Company has made any representation or warranty, express or implied, as to the Company or any aspect of the Company’s business or as to Seller or as to the accuracy or completeness of any memoranda, projections, summaries or other information whatsoever relating to the Company or any aspect of the Company’s business or Seller that has been made available to Buyer; and (b) Buyer has made its own investigation of the Company and the Company’s business and made its own decision to purchase the Membership Interests and otherwise execute, deliver and perform this Agreement.  Without limiting the foregoing, neither Seller nor the Company shall be subject to any Liability to Buyer resulting from the distribution of any such information to, or the use of any such information by, Buyer.

ARTICLE 4
COVENANTS AND ADDITIONAL
AGREEMENTS OF SELLERS AND PURCHASER

4.1           Transfer Of Documents.  As soon as possible after the Closing, but no later than January 31, 2009, Seller will deliver to Buyer all documents, contracts, scientific records, feasibility studies, books of record, Company resolutions, Company minutes, articles of incorporation, profit and loss statements, tax returns, annual reports, licenses, leases, grant applications, CRADA documents, and related legal and administrative records of the Company.

4.2           Transition Meetings.  Seller will assist Buyer during a management transition period of up to 180 days from the date of this Agreement with respect to certain business relationships developed during the period when Seller was Manager of the Company.  This will likely include introducing Buyer to officials of the State of Florida with authority to the make grants for agricultural research, as well as meeting with the U.S. Department of Agriculture in Winter Haven to ensure a smooth transition of the management of the Company to Buyer.  Seller will not charge a fee for any such assistance.

4.3           Continued Technical And Business Assistance.  Buyer and Seller will enter into discussions with each other for a period of up to 180 day from the date of this Agreement concerning the terms upon which Seller may provide certain non-financial assistance to the Company and Buyer from time to time in the area of technical, business, potential sources of funding, and management guidance, including the fees for any such services.  Seller will have no obligation to provide any such services except in accordance with the terms of a definitive agreement entered into between Buyer and Seller, and neither party shall be under any binding obligation to enter into such agreement.

4.4           Tax Matters.

 (a)           It is the intention of the parties that the sale and transfer of the Membership Interests be accomplished in such a way that, to the extent possible, both the economic interests and tax attributes of such interests be transferred as of December 31, 2008.

4.5           Indemnification.  Buyer and the Company will jointly and severally indemnify Seller and its Affiliates against all losses, liabilities, expenses, damages and claims (including attorneys’ fees and expenses) suffered or incurred by Seller with respect to any of the following:

 (a)           any existing or future claim or lawsuit brought by David Stewart or Citrus Energy LLC, including the lawsuit filed in Palm Beach County, Florida, concerning the Company’s or Buyer’s rights to use any technology or intellectual property.  The Seller states that there has been no claims filed against the Company or any related party by David Stewart or Citris Energy LLC during the period that the Seller managed the Company,

 (b)           liability or obligation of the Company arising on or after January 1, 2009 with respect to any agreement or commitment to which the Company is a party or by which it is bound on the Closing date.

4.6           Expenses.  Each party shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement (including legal, accounting, and any other advisory fees and expenses).

4.7           Further Assurances.  The parties shall in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms.  Each party shall do such things as may be reasonably requested by another party in order more effectively to consummate or to document the transactions contemplated by this Agreement.

ARTICLE 5
MISCELLANEOUS

5.1           Notices.

 (a)           All notices, requests, demands and other communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, or (iii) sent by overnight courier service or (iv) sent via facsimile, and, in each case, addressed to the party to whom given at the address of such party set forth below its signature.

 (b)           All notices, requests, instructions or documents given to any party in accordance with this Section 5.1 shall be deemed to have been given (i) on the date of receipt, if delivered by hand or if sent by overnight courier service or (ii) on the date that is three business days after mailing, if mailed in the manner described and addressed as set forth above.

 (c)           Any party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 5.1.

5.2           Entire Agreement.
  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, and all contemporaneous oral negotiations, discussions, writings and agreements relating to the subject matter of this Agreement.

5.3           Modifications, Amendments and Waivers.

 (a)           This agreement shall not be modified or amended except by a written instrument signed by the parties hereto.

 (b)           The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision.  No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

5.4           Successors and Assigns.  This Agreement cannot be assigned by any party without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective permitted successors and assigns.

5.5           Captions; References.  The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.  All references in this Agreement to “Section,” “Subsection” or “Article” shall be deemed to be references to a Section, Subsection or Article of this Agreement.

5.6           Governing Law.  This Agreement has been negotiated and executed in the State of Floridaand shall be governed by, and construed in accordance with, the substantive Laws of the State of Florida.

5.7           Pronouns.  All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

5.8           Severability.  Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

5.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of such counterparts shall together constitute one and the same instrument.

5.10         Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Buyer or Sellers, whether under any rule of construction or otherwise.  No party to this Agreement shall be considered the draftsman.  On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

SELLER:	COASTAL XETHANOL LLC

/s/ Romilos Papadopoulos

	Address:	3348 Peachtree Rd
Suite 250
Atlanta, GA 30326

BUYER:	RENEWABLE SPRITS LLC

/s/ Scott Stevenson

	Address:	7427 Floranada Way
Delray Beach, FL 33446

THE COMPANY:	SOUTHEAST BIOFUELS LLC

/s/ Romilos Papadopoulos

	Address:	3348 Peachtree Road
Suite 250
Altanta, GA 30326

EXHIBIT A
GLOSSARY OF TERMS

The following terms (in their singular and plural forms as appropriate) as used in the Membership Interests Purchase Agreement shall have the meanings set forth below unless the context requires otherwise:

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

“IRS” means the Internal Revenue Service of the United States of America.

“Law” means any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“License” means any license, certificate of need, certificate of exemption, accreditation, franchise, permit, authorization or approval.

“Lien” means any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, attachment, levy, charge, conditional sale agreement, title retention agreement or other security interest, lien or encumbrance of any kind or nature whatsoever on, or with respect to, any property or property interest.

 “Order” means any decree, injunction, judgment, order, ruling, writ, administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, or Governmental Authority.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, or other entity (including any Governmental Authority).

“Securities Laws” shall mean and include the Federal Securities Act of 1933, as amended, the Georgia Securities Act, as amended, and any other applicable state securities law, and the rules and regulations promulgated under any of the foregoing acts or laws.